Arthur Andersen LLP



                    Consent of Independent Public Accountants


To the Shareholders and Trustees of
Pioneer Gold Shares:

As independent public accountants, we hereby consent to the use of our report dated December 3, 1997 (and to all references to our firm) included in or made as part this registration statement.



/s/ Arthur Andersen LLP
Arthur Andersen LLP

Boston, Massachusetts
February 13, 1998